Exhibit 2.1

AMENDMENT NO. 5 TO

PLAN OF REORGANIZATION
AND
STOCK PURCHASE AGREEMENT

This Amendment No. 5 to the Plan of Reorganization and Stock Purchase Agreement entered into by and among Modavox, Inc. (“Buyer”), a Delaware corporation, New Aug, LLC, a Delaware limited liability company (“Seller”) and Augme Mobile, Inc. (to be formed) (“Newco”) as of January 16, 2009, and as amended as of March 3, 2009 (“Amendment No. 1”), March 31, 2009 (“Amendment No. 2”), June 4, 2009 (“Amendment No. 3”) and June 30, 2009 (“Amendment No. 4”) (collectively, the “Agreement”), is approved and entered into as of July __, 2009 (“Amendment Effective Date”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

Recitals

WHEREAS, Buyer, Seller and Newco (to be formed by Seller) previously entered into the Agreement, the purpose of which was to facilitate the acquisition of up to one hundred percent (100%) of Seller’s mobile marketing business and related assets, subject to Seller’s rights to retain minority ownership of the assets under certain conditions and Seller’s right to re-acquire transferred assets under certain conditions;

WHEREAS, under the Agreement as originally contemplated, Seller would transfer assets of the business to a new entity (“Newco”) and Buyer would subsequently acquire 100% of the stock of Newco;

WHEREAS, under the Agreement, the Purchase Price to be paid by Buyer at Closing includes (but is not limited to) transferring to Newco one million dollars ($1,000,000) in operating cash (“Majority Cash”) as well as the issuance to Seller of certain common stock of Buyer;

WHEREAS, Section 15.10 of the Agreement (“Amendment & Waivers”) permits the amendment of the Agreement by mutual written agreement;

WHEREAS, in order to assist Seller with certain cash flow needs prior to Closing, which Closing was originally required under the Agreement to occur no later than March 31, 2009, Buyer, Seller and Newco previously executed an Amendment to the Plan of Reorganization and Stock Purchase Agreement, effective as of March 3, 2009, pursuant to which Buyer transferred to Seller twenty five thousand dollars ($25,000) as an advance on the Majority Cash, reducing the outstanding Majority Cash required to Close to nine hundred and seventy five thousand dollars ($975,000) (“Amendment No. 1”);

WHEREAS, in recognition of the fact that the conditions required to Close the Transaction, including the Majority Cash requirement, would not be satisfied on or before the Closing Date (to be no later than March 31, 2009), Buyer, Seller and Newco previously executed a second Amendment to the Plan of Reorganization and Stock Purchase Agreement, effective as of March 31, 2009, pursuant to which Buyer transferred to Seller two hundred and fifty thousand dollars ($250,000), as an advance on the Majority Cash, reducing the outstanding Majority Cash required to Close to seven hundred and twenty five thousand dollars ($725,000), and extending the Closing Date until June 30, 2009 (“Amendment No. 2”);

WHEREAS, in order to assist Seller with certain cash flow needs prior to Closing, which Closing was required under the Agreement to have occurred no later than June 30, 2009, Buyer, Seller and Newco previously executed a third Amendment to the Plan of Reorganization and Stock Purchase Agreement, effective as of June 4, 2009, pursuant to which Buyer transferred to Seller fifty thousand dollars ($50,000) as an advance on the Majority Cash, reducing the outstanding Majority Cash required to Close to six hundred and seventy five thousand dollars ($675,000) (“Amendment No. 3”);

WHEREAS, in order to give the parties additional time to close, Buyer, Seller and Newco previously executed a fourth Amendment to the Plan of Reorganization and Stock Purchase Agreement, effective as of June 30, 2009, pursuant to which the last date for Closing was extended from June 30, 2009 to July 10, 2009 (“Amendment No. 4”);

WHEREAS, the parties remain interested in pursuing the business consolidation contemplated by the Agreement (specifically, accelerated acquisition by Buyer from Seller of the Business and the 100% of the Acquired Assets) under modified and simplified terms (without requiring Buyer to fund the remaining $675,000 of the Majority Cash as a condition to Close), pursuant to which the Acquired Assets will be transferred directly from Seller to Buyer as of July ___, 2009 (in lieu of the transfer of the Acquired Assets to Newco and the subsequent acquisition of Newco by Buyer, per the terms of the original Agreement), according to the terms and conditions described below.

The Parties hereto consent and agree as follows:

1.
The name of the Agreement is changed to the “Asset Purchase Agreement Between Modavox, Inc. and New Aug, LLC” and references throughout the Agreement are hereby modified accordingly and any references to Newco in the Agreement will be construed as references to Seller.

2.
The Recitals in the Agreement are superseded by the Recitals in this Amendment No. 4.  Section 1 of the Agreement is hereby amended to add, in alphabetical order, the following definition:  “Business shall mean the technology and software company operated by Seller that specializes in mobile marketing solutions and services.”

In Section 1, the definition of “Acquired Assets” is amended to delete the words “excluding Cash (except that cash deposits and pre-pays form customers for work yet to be done post-Closing by Newco will be a transferred Acquired Asset)” and to substitute in lieu thereof the words “including Cash”.

3.
Section 2 of the Agreement (“Basic Transaction”), as previously amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4, is hereby further amended to read, in its entirety, as follows:

2.1            Sale of Acquired Assets to Buyer.  Subject to the terms and conditions of this Agreement, upon the Closing Date Seller will transfer to Buyer, free and clear of all Encumbrances, all of the Acquired Assets, but not the Excluded Assets, in exchange for the Acquired Asset Purchase Price described below.

2.2            No Assumption of Liabilities.  Buyer will not assume or have any responsibility with respect to any obligation or any of the Liabilities of either Seller or the Business except for any Liability under existing contracts related to the current and ongoing delivery of services and management of Seller’s Business which will be transferred to and honored by Buyer.  For the avoidance of any doubt, Buyer will not assume or be responsible for Seller’s debt obligation or loan payable to Joe Leahy.

2.3            Acquired Asset Purchase Price.  The total purchase price, payable or transferable to Seller by Buyer, for the Acquired Assets (the “Acquired Asset Purchase Price”) is (i) the portion of the Majority Cash already transferred to Seller under Amendment No. 1 ($25,000), Amendment No. 2 ($250,000) and Amendment No. 3 ($50,000); (ii) issuance to Seller of shares of Buyer’s common stock (MDVX: Modavox “Commons Stock”) as defined in Section 2.4(c) below  (“Seller Equity”); and (iii) Buyer’s previous grant to Seller, as of the original Agreement Date (January 16, 2009), of an exclusive, fully paid, perpetual and irrevocable license to use (but not to sublicense), Modavox Patent No. 6,594,691 and Patent No. 7,269,636 (the “Modavox Patents”) with respect to the business of providing mobile interactive services, including SMS, MMS, targeted mobile ad delivery and 2D/QR barcode publishing and management directly to Internet and Mobile Internet Destinations (the “Modavox Licenses”).

a. Portions of the Majority Cash have been transferred to Seller as follows: (i) with respect to the portion of the Majority Cash conveyed pursuant to Amendment No. 1, to the account of Seller on or before March 8, 2009, to be used for Seller operational requirements prior to the Closing Date; (ii) with respect to the portion of the Majority Cash conveyed pursuant to Amendment No. 2, to the account of Seller on or before April 2, 2009, to be used for Seller operational requirements for the period commencing April 1, 2009 and ending June 30, 2009; and (iii) with respect to the portion of the Majority Cash conveyed pursuant to Amendment No, 3, to the account of Seller on or before June 30, 2009, to be used for Seller operational requirements prior to the Closing Date.

b. Upon the Parties’ original execution of this Agreement on January 16, 2009 (the “Agreement Date”), Seller was granted the Modavox Licenses, which Modavox Licenses remain subject to Section 2.3(f) below.

c. The share price of Modavox common stock used to calculate the number of shares required for the Seller Equity as described in Section 2.3 above (the “Acquisition Share Price”) will be $1.50 per share. The number of Modavox shares included in the Seller Equity will be $5,500,000 divided by the Acquisition Share Price. (For example, given the Acquisition Share Price of $1.50 per share, the number of shares that comprise the Seller Equity would be 3,666,667 shares.)

d. Modavox has or will issue to Seller Modavox Common Stock shares, as evidenced by two (2) Common Stock Certificates, as follows: (i) a 200,000 shares certificate (the “First Certificate”); and (ii) a shares certificate for the number of shares necessary to reach the Seller Equity when combined with the First Certificate (e.g., 3,466,667 shares given the Acquisition Share Price of $1.50 per share) (the “Second Certificate”). The First Certificate was issued to Seller following the Parties’ execution of a Letter of Intent to enter into the transaction contemplated hereunder.  The Second Certificate will be delivered to Seller no later than five business days after the Closing Date.

At Closing, Modavox and certain managers, members and/or employees of Seller shall enter into written employment agreements on mutually acceptable terms and conditions.

e. Except with respect to Modavox shares evidenced by the First Certificate, all shares of Modavox common stock transferred under this Agreement will have a restricted legend limiting resale, and the restrictions will not be lifted for twelve (12) months after the Closing Date, unless a change in control or acquisition of Modavox occurs in which case the restriction is void.

f. If for any reason Modavox is unable by July 10, 2009 (or, as extended by written agreement of both Parties), to pay the Acquired Asset Purchase Price, or, in the event Modavox is acquired on or before July 10, 2009 (or as mutually extended) as described in Section 2.3(i), Modavox fails to pay the consideration described in Section 2.3(i), then both parties agree that the purchase described in Section 2.1 will not occur (and shares of Modavox owed to Seller as described in Section 2.3(d) above will not be issued to Seller); provided, however, that the parties further agree that:

(i) Seller will retain ownership of the Modavox Common Stock evidenced and conveyed by the First Certificate;

(ii) Buyer will receive within 10 days thereafter Seller common stock with a value equal to the portion of the Majority Cash conveyed pursuant to Amendment No. 1 ($25,000) based on a “pre-money” valuation of Seller at $5,500,000;

(iii) Buyer will receive within 10 days thereafter Seller common stock with a value equal to the portion of the Majority Cash conveyed pursuant to Amendment No. 2 ($250,000) based on a “pre-money” valuation of Seller at $5,500,000;

(iv) Buyer will receive within 10 days thereafter Seller common stock with a value equal to the portion of the Majority Cash conveyed pursuant to Amendment No. 3 ($50,000) based on a “pre-money” valuation of Seller at $5,500,000.

(v) Seller will retain its rights to the Modavox Licenses as described in Section 2.3(b) provided that Seller pays to Modavox the transaction-based /“click-through”-based license fees (“Per Transaction License Fees”) described below related to Seller’s (and Seller’s clients’) use of the Modavox Patents.  Such Per Transaction License Fees will be equal to five percent (5%) of the click-through/transaction fees collected by Seller from Seller’s clients or end users related to use of the Modavox Patents.  For purposes of this paragraph, a Transaction occurs any time a consumer accesses content or information through Seller’s mobile interactive systems and services (or through a Seller sub-licensee) which information is customized for the consumer due to Seller’s use of the Modavox Patents.

i. If Modavox is acquired on or before the Closing Date, the transactions described herein (i.e., Buyer’s acquisition from Seller of the Acquired Assets) shall accelerate and the Closing Date for purposes of this Agreement shall mean the day before the date on which Modavox is so acquired.  In such event, (i) the purchase price to be paid on the Closing Date will be the sum of the consideration described in Section 2.3, and (ii) upon receipt of such consideration, Seller will have sold 100% of the Acquired Assets.

2.5            Name Change.  Seller will inform its current clients and channel partners of the transaction and the acquisition of the Acquired Assets and the Business by Buyer, and make available upon request, where applicable, all contracts upon closing to Buyer.  Buyer understands there is limited revenue generated from these clients.  However, Seller will make every effort to renew those contracts and assign them to Buyer.  Current contracts and channel partner agreements are described in Exhibit A, attached hereto.

2.6           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than July ___, 2009.

3.
Sections 3 (“Newco Management and Governance”), 4 (“Majority Cash”), 5 (“Option Conditions”), 6.16 (“Insurance”), 12.5 (“Working Capital”), 12.6 (“Working Capital Adjustment”) and 12.7 (“Exclusive Remedy”) of the Agreement are deleted in their entirety and references to such sections and terms defined therein will have no effect under the Agreement as of the Amendment Effective Date.

4.	Section 6 is amended as follows:

Introductory paragraph – In the second sentence, delete the word “Newco” and substitute in lieu thereof the word “Seller”.  Delete the third sentence and the forth sentence.

Section 6.2 – Delete the word “corporate” (twice).

Section 6.3 – Delete in clause (ii) the words “the Articles of Incorporation or Bylaws of Seller” and substitute in lieu thereof the words “the certificate of formation, operating agreement of Seller”.

Section 6.5 – Delete the word “Newco” and substitute in lieu thereof the word “Seller”.

Section 6.6 – Delete the words “March 31, 2009” and substitute in lieu thereof the words “July __, 2009”.

Section 6.12(a) – Delete the word “Newco” and substitute in lieu thereof the word “Buyer”.

Section 6.13 – Delete the word “Newco” and substitute in lieu thereof the word “Buyer”.

Section 6.17 – After the words “reserve for warranty claims” add the words “reflected on the financial statements of Seller provided to Buyer during the due diligence process.”

Section 6.21 – In clause (i), delete the words “(except to Seller’s shareholders)” and substitute in lieu thereof the words “(except to Seller’s members)”.

5.	Exhibit A, and Schedules 6.14, 6.17, 6.19 and 6.20, to the Agreement are attached hereto and incorporated herein by this reference.

6.	Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Amendment No. 5 to Plan of Reorganization and Stock Purchase Agreement to be executed by their duly authorized representatives as of the Amendment Effective Date.

BUYER: MODAVOX, INC. By:________________________________ Name:______________________________ Tile:_______________________________	SELLER: NEW AUG, LLC By:________________________________ Name:______________________________ Tile:_______________________________

NEWCO:

NEW AUG, LLC (AS OWNER OF NEWCO)

By: ________________________________

Name: ______________________________

Title: _______________________________

Exhibit A – attached hereto.
Schedules – attached hereto.

EXHIBIT A

Excluded Assets –
(1)	Any and all owned or leased real property, including any office leases (of which there are none).
(2)	Any and all Employee Benefit Plans (of which there are none).
(3)	Any and all employment contracts or other employment agreements with managers, members, or employees of Seller.

Current contracts and channel partner agreements –
(1)	Any and all such contracts and agreements provided, or made otherwise available, by Seller to Buyer during or as part of the due diligence process.

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SCHEDULE 6.14 –
(1)	Any and all contracts and agreements referred to in Section 6.14 which were provided, or made otherwise available, by Seller to Buyer during or as part of the due diligence process.

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SCHEDULE 6.17 –
(1)	The standard terms and conditions for sale of Seller’s products and services, if any, are as set forth in the contracts and agreements referred to on Schedule 6.14.

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SCHEDULE 6.19 –
(1)	Said list was provided, or made otherwise available, by Seller to Buyer during or as part of the due diligence process.

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SCHEDULE 6.20 –
(1)	None.